Exhibit 99.1

DATAWAVE SIGNS letter AGREEMENT with integrated data corp.

Vancouver, British Columbia, Canada, April 23, 2004 (TSX-V: DTV, OTCBB: DWVSF):

DataWave Systems Inc. announced today that it has signed a Letter Agreement with Integrated Data Corp. ('IDC') (OTCBB: ITDD) whereby IDC will acquire DataWave by merger in which shareholders of DataWave will be issued shares of IDC in exchange for all the issued and outstanding shares of DataWave. IDC currently holds 50.07% of DataWave's shares and has been an investor in the Company since 2002. Prior to that, IDC's principal shareholders have been investors in the Company since 1999. The Letter Agreement has been approved by the Boards of Directors of both companies. It is subject to a number of conditions including the approval of DataWave shareholders and regulatory approvals. A Definitive Agreement must be approved and signed on or before May 31, and the transaction is expected to close by December 31, 2004.

Under the terms of the proposal, DataWave shareholders will be entitled to receive 1 share of IDC for approximately every 11 shares of DataWave. The acquisition price, calculated and paid in shares of IDC valued at US$2.6022 each, is based upon a value of US$10 million for 100% of the equity in DataWave, including any and all shares already owned by IDC. Based upon independent valuations of both companies, IDC will issue a total of 3,842,839 IDC shares for all of the issued and outstanding shares of DataWave as of the closing date. No fractional shares will be issued and any fractional shares resulting from the transaction will be paid in cash. The IDC shares issued for the acquisition of DataWave shares not already owned by IDC shall be freely tradable shares, to the extent legally permissible and in accordance with the rules and regulations of the United States Securities and Exchange Commission.

Closing under the Definitive Agreement will be conditional on the following, among other conditions:

DataWave successfully re-domiciles to the State of Delaware, United States;

the transaction, as defined by the Definitive Agreement is approved by the Boards of Directors of DataWave and IDC;

the shareholders of DataWave and IDC approve the transaction;

the receipt of all required regulatory approvals, including acceptance from the SEC for the Form S-4 or other form registration statements.

It is IDC's intention to offer senior executives of DataWave commensurate positions within IDC.

All options outstanding in DataWave will be terminated on or before closing, and IDC will establish, subject to stockholder and any other required approvals, an Employee Stock Plan which will comprise up to 10% of IDC's post-merger total issued share capital, not to exceed 1,000,000 shares, to be awarded by IDC's Compensation Committee in its discretion.

About DataWave (http://www.datawave.com)

DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.

About Integrated Data Corp. (http://www.integrateddatacorp.com)

Headquartered in Conshohocken, Pa., IDC is a Delaware corporation with OTCBB listed stock, symbol 'ITDD'. It is an international holding company with interests in the U.S., Canada, the U.K. and Italy. IDC's subsidiaries and partner companies offer a wide range of telecommunications, wireless, point-of-sale activation, financial transaction and other services. IDC currently owns about 51% of DataWave's outstanding shares.

DataWave Systems Inc.

/s/ John Gunn
John Gunn
General Manager, CFO

Legal Notice Regarding Forward-Looking Statements:

Statements in this news release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future.

This news release contains forward-looking statements that involve risks and uncertainties concerning the proposed merger of DataWave with IDC. Actual events or results may differ materially from those described in this news release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the possibility that the transaction will not close, that the closing may be delayed, that shareholder and regulatory approvals are not received, and general economic and political conditions.

Although we believe that the beliefs, plans, expectations and intentions contained in this letter are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Readers should also refer to the risk disclosures outlined in our annual report on Form 10-KSB for the year ended March 31, 2003, filed with the United States Securities and Exchange Commission.

'DataWave' is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.

'The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.'

For further information, please contact:
Josh Emanuel Chairman & CEO DataWave Ph: 973.774.5000	or	John Gunn General Manager, CFO DataWave Ph: 604.295.1810
E-mail: info@datawave.ca